Exhibit 99.4

FOR IMMEDIATE RELEASE
Contact:
Jason Fredette, Director, Investor Relations
(617) 796-8320
www.sirreit.com

Select Income REIT Completes Acquisition

of Cole Corporate Income Trust

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Newton, MA (January 29, 2015): Select Income REIT (NYSE: SIR) today announced that it has completed its acquisition of Cole Corporate Income Trust (CCIT), including 64 single tenant, net leased office and industrial properties.

David Blackman, President and Chief Operating Officer of SIR, made the following statement:

“We believe the acquisition of CCIT firmly positions Select Income REIT as the premier single tenant net lease office and industrial REIT. This acquisition significantly diversifies the company and enhances all of our key portfolio metrics.”

The merger transaction was structured as a cash or share election under which CCIT stockholders were able to elect to receive either $10.50 in cash per share of CCIT common stock for up to 60% of CCIT’s outstanding common stock, in aggregate, or 0.36 SIR common shares per share of CCIT common stock for up to 60% of CCIT’s outstanding common stock, in aggregate. The deadline to submit cash/share elections was 5:00 p.m., New York time, on January 26, 2015.

Based on calculations from the Exchange Agent, valid cash elections were made for approximately 77% of CCIT’s total shares of common stock outstanding. According to the Exchange Agent, the total number of shares of CCIT common stock that elected to receive cash exceeded 60% of the total outstanding shares; therefore, CCIT shares for which a cash election was made will be prorated pursuant to the terms of the merger agreement. Accordingly, as a result of proration, SIR expects that a CCIT stockholder that elected to have all of its CCIT shares exchanged for cash will receive cash consideration in exchange for approximately 80% of such stockholder’s shares and the balance will be exchanged for newly issued common shares of SIR. CCIT stockholders that did not make a valid cash election will receive share consideration in exchange for all of their CCIT common stock.  SIR is issuing approximately 28.4 million common shares in the merger.  No fractional common shares are being issued, and cash is being paid in lieu thereof.

SIR Dividends

As previously announced, in order to align the two companies’ distributions for the first quarter of 2015, SIR and CCIT will each pay prorated distributions for the period from and including January 1, 2015 through the January 28, 2015 record date. SIR’s prorated dividend, which is based upon a rate of $0.48 per quarter, will be $0.1493 per SIR share and will be distributed on or about February 27, 2015.

SIR also today reiterated its intention to increase its common share distribution by $0.02 to $0.50 per common share per quarter ($2.00 per share per year) now that the CCIT acquisition is complete. It is anticipated that a pro rata stub distribution for the period from and including January 29, 2015 through March 31, 2015 will be declared at this new rate for SIR shareholders in the ordinary course.

About Select Income REIT

SIR is a real estate investment trust, or REIT, which owns and invests in properties that are primarily net leased to single tenants. SIR is headquartered in Newton, MA.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. ALSO, WHENEVER SIR USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, SIR IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SIR’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. SIR’S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT SIR EXPECTS TO RAISE SIR’S REGULAR QUARTERLY COMMON SHARE DISTRIBUTION BY $0.02 TO $0.50 ($2.00 PER SHARE PER YEAR) AND THAT IT IS ANTICIPATED THAT A PRO RATA STUB DISTRIBUTION FOR THE PERIOD FROM AND INCLUDING JANUARY 29, 2015 THROUGH MARCH 31, 2015 WILL BE DECLARED AT THIS NEW RATE FOR SIR SHAREHOLDERS IN THE ORDINARY COURSE. SUCH AN INCREASE IS NOT GUARANTEED TO OCCUR. ADDITIONALLY, AN IMPLICATION OF THIS STATEMENT MAY BE THAT SIR WILL CONTINUE TO PAY REGULAR QUARTERLY COMMON SHARE DISTRIBUTIONS OF $0.50 PER SHARE PER QUARTER OR $2.00 PER SHARE PER YEAR THEREAFTER. HOWEVER, SIR’S COMMON SHARE DISTRIBUTION RATES ARE SET AND RESET FROM TIME TO TIME IN THE DISCRETION OF SIR’S BOARD OF TRUSTEES. THE SIR BOARD CONSIDERS MANY FACTORS WHEN SETTING SIR’S DISTRIBUTION RATES INCLUDING SIR’S HISTORICAL AND PROJECTED INCOME, SIR’S HISTORICAL AND PROJECTED NORMALIZED FUNDS FROM OPERATIONS, SIR’S CURRENT AND EXPECTED NEEDS FOR AND AVAILABILITY OF CASH, THE DISTRIBUTION RATE REQUIRED TO MAINTAIN SIR’S TAX STATUS AS A REIT, AND OTHER MATTERS DEEMED RELEVANT BY SIR’S BOARD. SIR CAN PROVIDE NO ASSURANCE REGARDING THE AMOUNT OF FUTURE DISTRIBUTIONS. IN FACT, SIR’S FUTURE QUARTERLY DISTRIBUTIONS MAY BE LESS THAN $0.50 PER SHARE AND LESS THAN $2.00 PER SHARE PER YEAR.

THE INFORMATION CONTAINED IN SIR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER “RISK FACTORS” IN SIR’S PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE SIR’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN ITS FORWARD LOOKING STATEMENTS. SIR’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON SIR’S FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, SIR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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